EXHIBIT 22

     Following is a list of the Company's Subsidiaries:

                                     Other Name Under
                                     Which Subsidiary        Jurisdiction of
Name Of Subsidiary                  Conducts Business         Incorporation
------------------                  -----------------         -------------
HOC Operating Co., Inc.                    None                   Texas
(formerly HOC Acquisition
Corp.)

Geokinetics Production Co., Inc.           None                   Texas
(formerly HLX Acquisition
Corp.)

Quantum Geophysical, Inc.                  None                   Texas

Geoscience Software Solutions,
Inc.                                       None                   Texas